Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Merge Technologies Incorporated:
We consent to the incorporation by reference in this registration statement (No. 333-125603) on Form S-3 of Merge Technologies Incorporated of our reports dated March 8, 2007, with respect to the consolidated balance sheets of Merge Technologies Incorporated as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Merge Technologies Incorporated and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 8, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Merge Technologies Incorporated did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified and included in management’s assessment material weaknesses relating to an ineffective control environment, revenue recognition, income taxes, business combinations, and the implementation of a new accounting system.
As discussed in Notes 1 and 6 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.
/s/ KPMG LLP
Chicago, Illinois
May 23, 2007